Exhibit 99.1
Nanosphere, Inc.
4088 Commercial Avenue
Northbrook, IL 60062
NEWS
Nanosphere Announces Second Quarter 2010 Results
NORTHBROOK, Ill., August 5, 2010 – Nanosphere, Inc. (NASDAQ: NSPH), a leader in the development and commercialization of advanced molecular diagnostics systems, today reported financial results for the second quarter ended June 30, 2010.
Revenues for the second quarter of 2010 were $0.5 million compared to $0.4 million for the second quarter of 2009 and $0.8 for the first quarter of 2010. Product sales were $0.3 million for the second quarter of 2010 as compared to $0.2 million for the 2009 second quarter. Revenues for the second quarter of 2010 included $0.2 million of service revenue related primarily to the assay development contracts with a major pharmaceutical company. Cash at the end of the second quarter of 2010 was $57.7 million.
“We continue to make progress against our milestones for expanding the test menu for the Verigene System,” said William Moffitt, Nanosphere’s president and chief executive officer. “The tests in development address critical market needs, ranging from faster, more accurate infectious disease assays to pharmacogenetic assays, where testing at the point-of-care that enables timely and accurate therapy is becoming increasingly important.”
For the second quarter of 2010, research and development expenses increased to $4.6 million from $4.4 million in the second quarter of 2009 due to increased spending on clinical trial materials.
Sales, general and administrative expenses increased from $3.7 million for the second quarter of 2009 to $9.1 million for the second quarter of 2010 due primarily to a $3.5 million contingency reserve and $1.5 million in litigation expenses related to a patent dispute with Eppendorf AG.
While the company is prepared to vigorously defend its position in the patent dispute, it has begun settlement discussions with Eppendorf and has recorded a contingency reserve associated with the potential settlement of the litigation.
Net loss was $13.8 million for the second quarter of 2010 as compared with $8.4 million for the same period in 2009. The entire increase in net loss was driven by the Eppendorf matter and non-cash stock compensation expense.

Conference Call Details
The company will hold a live conference call and webcast for investors on Thursday, August 5, 2010 at 5:00 P.M., Eastern Time. The teleconference can be accessed by dialing 888-680-0865 (U.S./Canada) or 617-213-4853 (international), participant code 47876659. The call will also be broadcast live over the Internet and can be accessed by interested parties at the Investor Relations tab on the Nanosphere website: www.nanosphere.us. For interested individuals unable to join the call or webcast, a replay will be available through August 12, 2010 by dialing 888-286-8010 or for international calls 617-801-6888, pass code 90529383, or on the company’s website.
About Nanosphere, Inc.
Nanosphere develops, manufactures and markets an advanced molecular diagnostics platform, the Verigene® System, for direct genomic and ultra-sensitive protein detection. This easy to use and cost effective platform enables simple, low cost and highly sensitive genomic and protein testing on a single platform. Nanosphere is based in Northbrook, IL. Additional information is available at http://www.nanosphere.us.
Except for historical information, the matters discussed in this press release are “forward-looking statements” and are subject to risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (i) Nanosphere’s ability to develop commercially viable products; (ii) Nanosphere’s ability to achieve profitability; (iii) Nanosphere’s ability to produce and market its products; (iv) Nanosphere’s ability to obtain regulatory approval of its products; (v) Nanosphere’s ability to protect its intellectual property; (vi) competition and alternative technologies; and (vii) Nanosphere’s ability to obtain additional financing, if and when necessary, to support its operations. Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Contact:
Investors:
Nanosphere, Inc.
Roger Moody, 847-400-9021
Chief Financial Officer
rmoody@nanosphere.us
or
Media
The Torrenzano Group
Ed Orgon, 212-681-1700
ed@torrenzano.com

Nanosphere, Inc.
Statements of Operations
(Unaudited)

	Three Month Periods Ended June 30,		Six Month Periods Ended June 30,
	2010	2009	2010	2009

REVENUE:
Grant and contract revenue	$197,786	$159,497	$578,071	$159,497
Product sales	319,017	242,740	764,559	497,965

Total revenue	516,803	402,237	1,342,630	657,462
COSTS AND EXPENSES:
Cost of sales	438,749	400,312	1,163,947	710,483
Research and development	4,633,810	4,439,933	9,046,759	9,240,185
Sales, general, and administrative	9,133,239	3,693,311	13,237,243	6,820,176

Total costs and expenses	14,205,798	8,533,556	23,447,949	16,770,844

Loss from operations	(13,688,995)	(8,131,319)	(22,105,319)	(16,113,382)
OTHER INCOME (EXPENSE):
Foreign exchange gain (loss)	7,888	(1,906)	18,517	(2,180)
Interest expense	(97,419)	(344,156)	(261,402)	(743,078)
Interest income	19,857	93,238	38,506	281,024

Total other expense	(69,674)	(252,824)	(204,379)	(464,234)

NET LOSS	$(13,758,669)	$(8,384,143)	$(22,309,698)	$(16,577,616)

Net loss per common share — basic and diluted	$(0.50)	$(0.38)	$(0.80)	$(0.75)
Weighted average number of common shares outstanding — basic and diluted	27,755,452	22,228,884	27,754,223	22,228,790

Nanosphere, Inc.
Condensed Balance Sheets
(Unaudited)

	June 30,	December 31,
	2010	2009

Cash and cash equivalents	$57,738,974	$76,689,279
Other current assets	4,354,003	4,050,278

Total current assets	62,092,977	80,739,557
Net property and equipment	5,943,748	6,144,555
Intangible assets — net of accumulated amortization	1,365,941	1,709,842
Other assets	75,000	75,000

Total assets	$69,477,666	$88,668,954

Current liabilities	$9,800,485	$9,586,956
Total stockholders’ equity	59,677,181	79,081,998

Total liabilities and stockholders’ equity	$69,477,666	$88,668,954